Exhibit 5.1

April 28, 2021

Relay Therapeutics, Inc.

399 Binney St., 2nd Floor

Cambridge, MA 02139

Re:    Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Relay Therapeutics, Inc., a Delaware corporation (the “Company”) of up to 1,883,487 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share. The Shares are being issued to the stockholders of ZebiAI Therapeutics, Inc., a Delaware corporation (“Zebi”), in connection with, and contingent upon, the merger contemplated by the Agreement and Plan of Merger, dated as of April 22, 2021, by and among the Company, Zebi and the parties named therein (the “Merger Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP GOODWIN PROCTER LLP